UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On February 15, 2017, PHH Corporation (“PHH,” the “Company,” “we” or “our”) issued a press release announcing financial results for the three and twelve month period ended December 31, 2016. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth in such filing.

Item 7.01.      Regulation FD Disclosure.

On February 15, 2017, PHH Corporation (the “Company”) and PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of the Company, entered into an asset purchase agreement (the “Sale Agreement”) with LenderLive Network, LLC (“LenderLive”) to assign the Company’s interests under the lease of its Jacksonville, Florida office and to sell information technology and other equipment and fixtures located in such office. Pursuant to the Sale Agreement, the parties also agreed to enter into a master services agreement (the “Services Agreement”) pursuant to which PHH Mortgage will, upon closing of the sale contemplated by the Sale Agreement, outsource to LenderLive certain processing, underwriting and closing services that PHH Mortgage is contractually obligated to provide to its private label services (“PLS”) clients representing approximately 50% of 2016 loan closing unit volume for the PLS business, excluding Merrill Lynch.

The agreements with LenderLive are intended to mitigate the operating risk related to the Company’s previously-announced wind-down of its PLS business, including by alleviating the risk of employee attrition that could adversely impact PHH Mortgage’s ability to satisfy its service level agreements and other PLS contractual requirements. The transactions contemplated by the Sale Agreement and Services Agreement are not expected to have a material impact on the Company’s previously-disclosed estimates of exit costs related to the wind-down of the PLS business but are expected to provide greater certainty regarding facilities costs as well as costs required to fulfill its PLS contractual obligations by, among other things, mitigating the risk of higher than anticipated expenses associated with any failure to comply with service level agreements and other contractual obligations.

Upon closing of the sale pursuant to the Sale Agreement, LenderLive is contractually obligated to hire approximately 250 PHH Mortgage employees located in the Jacksonville office and is contractually required to allocate certain of those employees to the performance of the services under the Services Agreement. Subject to PHH Mortgage’s right to terminate the Services Agreement at any time upon 90 days prior notice, the Services Agreement will terminate on the earlier of June 30, 2019 and the date of expiration or termination of PHH Mortgage’s final PLS contract for which services are outsourced thereunder.

Pursuant to the Sale Agreement, LenderLive will assume employment-related liabilities arising from and after the closing date with respect to the employees hired by LenderLive. As between LenderLive and the Company, LenderLive will also assume all obligations under the Jacksonville, Florida lease, while the Company will remain jointly and severally liable to the landlord for such obligations. In exchange for the assumption of these obligations, the Company will make a $4 million payment to LenderLive at closing.

It is a condition precedent to the consummation of the transactions that the sale pursuant to the Sale Agreement close no later than 90 days after signing. If closing has not occurred by such date, either party may terminate the Sale Agreement.  There can be no assurance that the sale contemplated by the Sale Agreement will close as planned, if at all.  The sale pursuant to the Sale Agreement and the execution of the Services Agreement are subject to certain conditions precedent, including licensing requirements and development and implementation of certain requisite technology enhancements.

Pursuant to the terms of the Sale Agreement and Services Agreement, each party shall indemnify the other for failure to satisfy its employee-related obligations, breaches of applicable legal requirements, willful misconduct or gross negligence and, subject to certain caps, breaches of the Services Agreement. LenderLive will also be subject to certain penalties under the Services Agreement for failure to satisfy enumerated service level agreements. There is no pre-existing relationship between LenderLive and the Company.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	PHH Corporation press release dated February 15, 2017. *

________________________
*Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such Exhibit be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name:	William F. Brown
Title:	Senior Vice President, General Counsel and Secretary

Dated: February 15, 2017